Filed Pursuant to Rule 433

Registration Statement No. 333-133836

September 14, 2006

Relating to Prospectus Supplement dated September 6, 2006

Republic of the Philippines

Final Term Sheet for Cash Offering of

U.S. dollar-denominated Amortizing Global Bonds due 2024

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$10,000,000
Security type	Senior Unsecured Bonds
Coupon	7.50%
Coupon dates	March 25 and September 25
Principal amortization dates	September 26, 2022, September 25, 2023, September 25, 2024
Maturity date	September 25, 2024
CUSIP	718286BC0
Price to public	101.156%
Proceeds, before fees and expenses	US$10,115,600
Settlement date	September 25, 2006
Denominations	US$100k/1k
Day count	30/360
Joint bookrunners	Goldman, Sachs & Co., JPMorgan

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by by calling Goldman, Sachs & Co. toll-free (in the U.S.) at +1-866-390-1729 or J.P. Morgan Securities Inc. toll-free (in the U.S.) at +1-877-217-2484.

The prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1030717/000119312506185682/d424b3.htm